As filed with the Securities and Exchange Commission on September 20, 2024
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BUCKLE, INC.
(Exact name of registrant as specified in its charter)

Nebraska	47-0366193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2407 West 24th Street
Kearney, Nebraska 68845
(Address of Principal Executive Offices) (Zip Code)

THE BUCKLE, INC. 2024 DIRECTOR RESTRICTED STOCK PLAN
(Full title of the plan)

Thomas B. Heacock
The Buckle, Inc.
2407 West 24th Street
Kearney, Nebraska 68845
(Name and address of agent for service)

(308) 236-8491
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by The Buckle, Inc. (the “Company”) for the purpose of registering 300,000 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to The Buckle, Inc. 2024 Director Restricted Stock Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the grantee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this registration statement the following documents previously filed with the Commission:

•The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the Commission on April 3, 2024;
•The Company’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2024, filed with the Commission on June 13, 2024;
•The Company’s Quarterly Report on Form 10-Q for the quarter ended August 3, 2024, filed with the Commission on September 12, 2024;
•The Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2024, March 15, 2024, March 22, 2024, March 26, 2024, May 24, 2024, June 4, 2024, August 23, 2024, and September 10, 2024;
•The information specifically incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2024 from the Company's Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 19, 2024; and
•The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 30, 1997, as such description was amended by the Company's 1998 Proxy Statement on Schedule 14A, specifically Proposal No. 3 therein, filed with the Commission on May 1, 1998.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under the Nebraska Model Business Corporation Act (the “NMBCA”), a Nebraska corporation must indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she was a director or officer of the corporation against expenses incurred by such person in connection with the proceeding. The NMBCA allows a court to order indemnification of a director or an officer if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to order indemnification.

The NMBCA further provides that a Nebraska corporation may indemnify its directors and officers for judgments, fines, settlements, and expenses incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than in connection with (a) an action by or in the right of the corporation, except for payment of expenses incurred in connection with the proceeding, and, in the case of directors, if the director meets the requirements of (i) through (iii) in the following sentence and (b) any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled. This applies to any civil, criminal, investigative, arbitrative, or administrative proceeding provided that the director or officer involved (i) acted in good faith, (ii) in case of conduct in an official capacity, reasonably believed his or her conduct was in, or not opposed to, the best interests of the corporation, or, in all other cases, reasonably believed his or her conduct was at least not opposed to the best interest of the corporation, and (iii) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The NMBCA further stipulates that a corporation may, if made permissible or obligatory in the corporation’s articles of incorporation, provide indemnification to directors and officers for liabilities to any person for any action taken, or any failure to take an action, as a director or officer, except liability for (1) receipt of a financial benefit to which he or she is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (4) an intentional violation of criminal law. Accordingly, the Company’s Articles of Incorporation so obligates the Company, to the fullest extent permitted by law, to indemnify its directors and officers who are party or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding against any obligation to pay any judgment, settlement, penalty, or fine and expenses, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, except liability for (A) receipt of a financial benefit to which he or she is not entitled, (B) an intentional infliction of harm on the corporation or its shareholders, (C) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (D) an intentional violation of criminal law.

The NMBCA also permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of the Nebraska Revised Statute concerning unlawful distributions approved by directors, or (iv) an intentional violation of criminal law. The Company’s Articles of Incorporation include such a provision.

Additionally, the NMBCA permits a corporation to purchase and maintain insurance on behalf of any person who is a director or officer, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, member, partner, trustee, employee, or agent of another domestic or foreign entity, against liability asserted against or incurred by such person in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Company’s Amended and Restated Bylaws authorize the Company to purchase and maintain such insurance.

Finally, the NMBCA authorizes a corporation to enter into contracts that obligate the corporation, in advance, to provide indemnification and advancement of expenses to the fullest extent permitted by the NMBCA, as described above. Pursuant to such authority, the Company has entered into indemnification agreements with each of its directors (the “Indemnification Agreements”), and the form of the Indemnification Agreements was filed with the Commission on March 30, 2022 as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022. The Indemnification Agreements, subject to limitations contained therein, require the Company to indemnify the indemnitees, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually and reasonably incurred by the indemnitees in any threatened, pending, or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration, or other proceeding arising out of the indemnitees’ services as directors and fiduciaries of the Company. Subject to certain limitations, the Indemnification Agreements also provide for the advancement of expenses incurred by the indemnitees, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that an indemnitee is not entitled to be indemnified by the Company. In addition, the Indemnification Agreements obligate the Company to use its best efforts to maintain director and officer insurance on commercially reasonable terms, in order to ensure the Company’s performance of its indemnification obligations under the Indemnification Agreement. The Indemnification Agreements also create certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law or the Company’s Articles of Incorporation or otherwise.

The foregoing summaries are necessarily subject to the relevant provisions of Chapter 21 of the Nebraska Revised Statutes, the Company’s Articles of Incorporation, the Company’s Amended and Restated Bylaws, and the Indemnification Agreements, which are incorporated herein by this reference.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of The Buckle, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Commission on September 7, 2017).
4.2	Amended and Restated Bylaws of The Buckle, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 7, 2021).
5.1	Opinion of Cline Williams Wright Johnson & Oldfather, L.L.P. (filed herewith).
23.1	Consent of Cline Williams Wright Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).
99.1	2024 Director Restricted Stock Plan (incorporated by reference to the Schedule 14A Definitive Proxy Statement of the 2024 Annual Meeting of Stockholders filed April 19, 2024).
107	Filing Fee Table.

Item 9.    Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Nebraska, on September 20, 2024.

THE BUCKLE, INC.

By:	/s/ Dennis H. Nelson
Dennis H. Nelson,
President and CEO
(Principal Executive Officer)

By:	/s/ Thomas B. Heacock
Thomas B. Heacock
Senior Vice President of Finance, Treasurer, and CFO
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis H. Nelson and Thomas B. Heacock, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. Hirschfeld	Director and Chairman of the Board	September 20, 2024
Daniel J. Hirschfeld

/s/ Dennis H. Nelson	Director, President and CEO	September 20, 2024
Dennis H. Nelson

/s/ Thomas B. Heacock	Director, Senior Vice President of Finance, Treasurer, and CFO	September 20, 2024
Thomas B. Heacock

/s/ Kari G. Smith	Director, Executive Vice President of Stores	September 20, 2024
Kari G. Smith

/s/ Hank M. Bounds
Hank M. Bounds	Director	September 20, 2024

/s/ Bill L. Fairfield
Bill L. Fairfield	Director	September 20, 2024

/s/ Bruce L. Hoberman
Bruce L. Hoberman	Director	September 20, 2024

/s/ Michael E. Huss
Michael E. Huss	Director	September 20, 2024

/s/ Shruti S. Joshi
Shruti S. Joshi	Director	September 20, 2024

/s/ Angie J. Klein
Angie J. Klein	Director	September 20, 2024

/s/ John P. Peetz, III
John P. Peetz, III	Director	September 20, 2024

/s/ Karen B. Rhoads
Karen B. Rhoads	Director	September 20, 2024

/s/ James E. Shada
James E. Shada	Director	September 20, 2024

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of The Buckle, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Commission on September 7, 2017).
4.2	Amended and Restated Bylaws of The Buckle, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 7, 2021).
5.1	Opinion of Cline Williams Wright Johnson & Oldfather, L.L.P. (filed herewith).
23.1	Consent of Cline Williams Wright Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).
99.1	2024 Director Restricted Stock Plan (incorporated by reference to the Schedule 14A Definitive Proxy Statement of the 2024 Annual Meeting of Stockholders filed April 19, 2024).
107	Filing Fee Table.